Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2021 Financial Results

HERCULES, Calif.–February 10, 2022–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the fourth quarter and year ended December 31, 2021.

Fourth-quarter 2021 net sales were $732.8 million, a decrease of 7.2 percent compared to $789.8 million reported for the fourth quarter of 2020. On a currency-neutral basis, quarterly sales decreased 6.9 percent compared to the same period in 2020. Fourth-quarter gross margin was 54.7 percent compared to 58.3 percent during the fourth quarter in 2020.

Life Science segment net sales for the fourth quarter were $326.6 million, a decrease of 23.8 percent compared to the same period in 2020. On a currency-neutral basis, Life Science segment sales decreased by 23.4 percent compared to the same quarter in 2020. The currency-neutral sales decline was primarily attributed to lower qPCR product revenue due to the decline in COVID-19 related demand. Fourth-quarter 2020 revenue also included a $32.0 million damages award related to intellectual property litigation.

Clinical Diagnostics segment net sales for the fourth quarter were $404.9 million, an increase of 12.6 percent compared to the same period in 2020. On a currency-neutral basis, net sales were up 12.8 percent versus the same quarter last year. The currency-neutral sales increase was primarily driven by recovery of routine testing.

Income from operations during the fourth quarter of 2021 was $107.0 million versus $175.2 million during the same quarter last year.

Net loss for the fourth quarter of 2021 was $1,573.7 million, or a loss of $52.59 per share, on a diluted basis, versus $839.1 million of net income, or $27.81 per share, on a diluted basis, during the same period in 2020. Net income for the fourth quarter of 2021 and 2020 was impacted by the recognition of changes in the fair market value of equity securities, primarily related to the holdings of our investment in Sartorius AG.

The effective tax rate for the fourth quarter of 2021 was 22.8 percent, compared to 22.2 percent for the same period in 2020. The effective tax rate reported in Q4 of 2021 was primarily affected by an unrealized loss in equity securities and the tax rate reported in Q4 of 2020 was primarily affected by an unrealized gain in equity securities.

“While year over year COVID-related sales declines cloud the picture, many of our markets in the life science segment are seeing continued strength from robust research and biopharma funding, while our clinical diagnostics business has benefited from a steady recovery from the pandemic. Like many others, supply chain constraints during the fourth quarter impacted our ability to fully meet customer demand,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer.

GAAP Results
	Q4 2021	Q4 2020
Revenue (millions)	$732.8	$789.8
Gross margin	54.7%	58.3%
Operating margin	14.6%	22.2%
Net (loss) income (millions)	$(1,573.7)	$839.1
(Loss) income per diluted share	$(52.59)	$27.81

Non-GAAP Results
	Q4 2021	Q4 2020
Revenue (millions)	$732.8	$757.9
Gross margin	55.4%	58.2%
Operating margin	15.4%	21.4%
Net income (millions)	$97.0	$121.0
Income per diluted share	$3.21	$4.01

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned and debt securities; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP currency neutral revenue for the fourth quarter of 2021 was $732.8 million compared to $757.9 million which excludes $32.0 million from a legal settlement in the year ago period. We recognized COVID-related revenue of approximately $46 million, primarily from sales of qPCR instruments, in the fourth quarter of 2021 versus $132 million in 2020. Core revenue, which we define as non-GAAP currency neutral revenue and excluding COVID-related sales, increased 10.2 percent.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the fourth quarter of 2021 was $97.0 million, or $3.21 per share, on a diluted basis, compared to $121.0 million, or $4.01 per share, on a diluted basis, during the same period in 2020.

The non-GAAP effective tax rate for the fourth quarter of 2021 was 20.3 percent, compared to 24.3 percent for the same period in 2020. The lower rate in 2021 was driven by the geographic mix of earnings.

The following table represents a reconciliation of Bio-Rad’s reported net income (loss) and diluted income (loss) per share to non-GAAP net income and non-GAAP diluted income per share for the three months and full year ended December 31, 2021 and 2020:

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31,		December 31,
	2021	2020	2021	2020
GAAP net (loss) income	$(1,573,659)	$839,102	$4,245,902	$3,806,267
Legal settlements	—	(26,297)	(28,619)	(26,297)
Amortization of purchased intangibles	6,498	7,032	27,530	27,289
Legal matters	874	6,313	16,375	16,708
Acquisition related benefits	—	(3,323)	(40)	(4,160)
Restructuring (benefits) costs	(3,510)	(94)	64,289	(921)
Valuation loss (gain) on equity-owned and debt securities	2,152,505	(904,316)	(4,926,248)	(4,495,825)
Loss on equity-method investments	1,615	2,072	7,194	4,706
Other non-recurring items	1,909	—	1,909	(11,680)
Income tax effect on non-GAAP adjustments	(489,188)	200,524	1,064,912	1,001,155
Non-GAAP net income	$97,044	$121,013	$473,204	$317,242

GAAP diluted (loss) income per share	$(52.59)	$27.81	$140.56	$126.20
Non-GAAP diluted income per share	$3.21	$4.01	$15.66	$10.52

Full Year 2021 Results

On a reported basis, net sales for the full year 2021 increased 14.8 percent to $2,922.5 million compared to $2,545.6 million for the same period in 2020. On a currency-neutral basis, net sales grew 12.7 percent. Full year reported net sales for the Life Science segment were $1,400.8 million, an increase of 13.7 percent compared to 2020. On a currency-neutral basis, sales increased 12.0 percent versus 2020. Full-year reported net sales for the Clinical Diagnostics segment were $1,515.9 million, an increase of 16.1 percent compared to 2020, or an increase of 13.6 percent on a currency-neutral basis.

Full-year gross margin was 56.1 percent, compared to 56.5 percent during the same period in 2020.

Net income for 2021 was $4,245.9 million, or $140.56 per share, on a fully diluted basis, compared to $3,806.3 million, or $126.20 per share, during the same period in 2020.

The effective tax rate in 2021 was 21.9 percent compared to 22.4 percent in 2020. The tax rate in 2021 and 2020 was affected by an unrealized gain in equity securities.

Non-GAAP currency neutral revenue for the full-year 2021 was $2,890.7 million compared to $2,513.7 million which excludes legal settlements totaling $32.0 million each year. We recognized 2021 COVID-related revenue of approximately $266 million, primarily from sales of qPCR instruments, compared to $318 million in 2020. Excluding COVID-related revenues and the legal settlements, core revenue increased 17.0 percent on a currency neutral basis.

Non-GAAP net income for 2021 was $473.2 million, or $15.66 per share, compared to $317.2 million, or $10.52 per share, during the same period in 2020.

"We successfully managed through the pandemic environment and are pleased with our overall performance for 2021,” Mr. Schwartz said. “With our core business returning to normal, we expect our COVID-related revenue to continue to taper off, making for a fairly smooth transition in the coming year. We would like to recognize employees across our organization who have been critical in supporting our customers during this last year. Our achievements in 2021 give us a solid base for growth as we head into the new year.”

2021 Full-Year Highlights

•Full-year sales were $2,922.5 million compared to $2,545.6 million for the full year of 2020. After normalizing for the impact of currency, full-year sales increased 12.7 percent.
•Year-to-date net income for 2021 was $4,245.9 million, or $140.56 per share, on a fully diluted basis, compared to $3,806.3 million, or $126.20 per share, during the same period in 2020.
•The company implemented a strategy-driven restructuring program in Europe to improve operating performance.
•We expanded our quality controls portfolio with the introduction of a complete menu of independent Quality Control ready-to-use reagents – InteliQ – designed to increase workflow efficiency for high-volume labs.
•In June, Bio-Rad launched its PREvalence™ ddPCR® SARS-CoV-2 Wastewater Quantification Kit, a sensitive, accurate, and cost-effective tool used to detect SARS-CoV-2 in a community’s wastewater.
•In July, Bio-Rad announced a partnership with Seegene, Inc. for the clinical development and commercialization of infectious disease molecular diagnostic products for the U.S. market.
•In July, Bio-Rad and 10x Genomics, Inc. reached a final settlement to resolve long-running litigation. The settlement includes a global patent cross-license for patents held by both Bio-Rad and 10x Genomics, resolving outstanding issues in the field of single-cell genomics.
•In October, Bio-Rad acquired Dropworks who is developing a droplet-based digital PCR system that will provide an entry level digital PCR workflow for life science research and diagnostic applications.
•In December, Bio-Rad announced the appointment of Simon May as Executive Vice President and President of the Life Science Group. He will provide leadership and management of the overall strategy and business direction for the company's Life Science Group.

2022 Financial Outlook

For the full year 2022, the company anticipates non-GAAP currency-neutral revenue growth of approximately 1.0 to 2.0 percent and an estimated non-GAAP operating margin of approximately 19.0 percent. Management will discuss this outlook in greater detail on the fourth-quarter and full-year 2021 financial results conference call.

“Looking ahead to 2022, we anticipate another year of progress, building on the operating efficiencies we achieved this year,” Mr. Schwartz said. “While regional COVID upswings still persist and can impact our supply chain and order flow, we believe that we are well positioned to build on our recent momentum as we continue to return to normalcy and execute our growth strategies.”

Use of Non-GAAP Reporting and Currency-Neutral

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity-owned and debt securities, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity-owned and debt securities and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity-owned and debt securities and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss fourth-quarter and full-year ended December 31, 2021 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) February 10, 2022. To listen, call 844-200-6205 within the U.S. or 929-526-1599 outside the U.S., Conference ID: 348449. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at bio-rad.com. The webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc.
in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for 70 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with approximately 7,900 employees worldwide. Bio-Rad had revenues of $2.9 billion in 2021. For more information, please visit bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; anticipating non-GAAP currency-neutral revenue growth of approximately 1.0 to 2.0 percent and an estimated non-GAAP operating margin of approximately 19.0 percent for the full year 2022; anticipating another year of progress in 2022 and building on the operating efficiencies we achieved in 2021; and believing that we are well positioned to build on our recent momentum as we continue to return to normalcy and execute our growth strategies. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "believe," "expect," "continue," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the

COVID-19 pandemic, global economic conditions, supply chain issues, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Vice President, Investor Relations
510-741-6104
ir@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$732,769	$789,839	$2,922,545	$2,545,626
Cost of goods sold	331,768	329,684	1,281,884	1,107,804
Gross profit	401,001	460,155	1,640,661	1,437,822
Selling, general and administrative expense	224,146	219,148	879,574	800,267
Research and development expense	69,873	65,765	271,657	226,598
Income from operations	106,982	175,242	489,430	410,957
Interest expense	364	4,703	1,551	21,861
Foreign currency exchange losses (gains), net	2,211	(707)	2,753	1,771
Change in fair market value of equity and debt securities	2,152,505	(904,316)	(4,926,248)	(4,495,825)
Other income, net	(10,043)	(2,971)	(26,775)	(24,488)
(Loss) income before income taxes	(2,038,055)	1,078,533	5,438,149	4,907,638
Benefit from (provision for) income taxes	464,396	(239,431)	(1,192,247)	(1,101,371)
Net (loss) income	$(1,573,659)	$839,102	$4,245,902	$3,806,267

Basic (loss) earnings per share:
Net (loss) income per basic share	$(52.59)	$28.13	$142.33	$127.86
Weighted average common shares - basic	29,922	29,833	29,831	29,768

Diluted (loss) earnings per share:
Net (loss) income per diluted share	$(52.59)	$27.81	$140.56	$126.20
Weighted average common shares - diluted	29,922	30,170	30,208	30,160

Note: As a result of the net loss for the three months ended December 31, 2021, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2021	December 31, 2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$470,783	$662,205
Short-term investments	404,695	334,473
Accounts receivable, net	423,537	419,424
Inventories, net	572,239	622,253
Other current assets	117,834	101,480
Total current assets	1,989,088	2,139,835

Property, plant and equipment, net	490,952	491,371
Operating lease right-of-use assets	204,798	202,136
Goodwill, net	347,343	291,916
Purchased intangibles, net	253,939	199,497
Other investments	14,387,006	9,561,140
Other assets	102,669	86,723
Total assets	$17,775,795	$12,972,618

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$418,927	$362,326
Current maturities of long-term debt	489	1,798
Income and other taxes payable	46,299	57,335
Other current liabilities	215,223	210,077
Total current liabilities	680,938	631,536

Long-term debt, net of current maturities	10,514	12,258
Other long-term liabilities	3,417,209	2,448,884
Total liabilities	4,108,661	3,092,678

Total stockholders’ equity	13,667,134	9,879,940
Total liabilities and stockholders’ equity	$17,775,795	$12,972,618

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Cash received from customers	$2,886,489	$2,531,135
Cash paid to suppliers and employees	(2,140,882)	(1,886,988)
Interest paid, net	(2,251)	(21,639)
Income tax payments, net	(134,683)	(65,244)
Other operating activities	47,848	18,064
Net cash provided by operating activities	656,521	575,328
Cash flows from investing activities:
Payments for acquisitions	(125,516)	(96,655)
Other investing activities	(658,922)	36,405
Net cash used in investing activities	(784,438)	(60,250)
Cash flows from financing activities:
Payments on long-term borrowings	(3,020)	(426,938)
Other financing activities	(52,409)	(96,103)
Net cash used in financing activities	(55,429)	(523,041)
Effect of foreign exchange rate changes on cash	(12,636)	12,427
Net (decrease) increase in cash, cash equivalents and restricted cash	(195,982)	4,464
Cash, cash equivalents and restricted cash at beginning of year	667,115	662,651
Cash, cash equivalents and restricted cash at end of year	$471,133	$667,115

Reconciliation of net income to net cash provided by operating activities:
Net income	$4,245,902	$3,806,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,801	138,127
Reduction in the carrying amount of right-of-use assets	39,264	37,071
Changes in working capital	13,932	51,678
Other	(3,776,378)	(3,457,815)
Net cash provided by operating activities	$656,521	$575,328

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity-owned and debt securities; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2021	% of revenue	December 31, 2020	% of revenue	December 31, 2021	% of revenue	December 31, 2020	% of revenue

GAAP net sales	$732,769		$789,839		$2,922,545		$2,545,626
Legal settlements	—		(31,972)		(31,843)		(31,972)
Non-GAAP net sales	$732,769		$757,867		$2,890,702		$2,513,654

GAAP cost of goods sold	$331,768	$329,684	$1,281,884	$1,107,804
Amortization of purchased intangibles	(4,659)	(4,622)	(18,562)	(18,322)
Legal settlements	—	(8,700)	(3,535)	(8,700)
Restructuring benefits (costs)	112	198	(25,129)	1,903
Other non-recurring items (4)	(274)	—	(274)	—
Non-GAAP cost of goods sold	$326,947	$316,560	$1,234,384	$1,082,685

GAAP gross profit	$401,001	54.7%	$460,155	58.3%	$1,640,661	56.1%	$1,437,822	56.5%
Amortization of purchased intangibles	4,659		4,622		18,562		18,322
Legal settlements	—		(23,272)		(28,308)		(23,272)
Restructuring (benefits) costs	(112)		(198)		25,129		(1,903)
Other non-recurring items (4)	274		—		274		—
Non-GAAP gross profit	$405,822	55.4%	$441,307	58.2%	$1,656,318	57.3%	$1,430,969	56.9%

GAAP selling, general and administrative expense	$224,146	$219,148	$879,574	$800,267
Amortization of purchased intangibles	(1,839)	(2,410)	(8,968)	(8,967)
Legal matters	(874)	(6,313)	(16,375)	(16,708)
Acquisition related benefits (costs) (1)	—	3,323	40	4,160
Restructuring benefits (costs)	1,367	(243)	(26,140)	(2,235)
Other non-recurring items (4)	(1,635)	—	(1,635)	—
Non-GAAP selling, general and administrative expense	$221,165	$213,505	$826,496	$776,517

GAAP research and development expense	$69,873	$65,765	$271,657	$226,598
Restructuring benefits (costs)	2,031	139	(13,020)	1,253
Non-GAAP research and development expense	$71,904	$65,904	$258,637	$227,851

GAAP income from operations	$106,982	14.6%	$175,242	22.2%	$489,430	16.7%	$410,957	16.1%
Legal settlements	$—		$(23,272)		$(28,308)		$(23,272)
Amortization of purchased intangibles	6,498		7,032		27,530		27,289
Legal matters	874		6,313		16,375		16,708
Acquisition related (benefits) costs (1)	—		(3,323)		(40)		(4,160)
Restructuring (benefits) costs	(3,510)		(94)		64,289		(921)
Other non-recurring items (4)	1,909		—		1,909		—
Non-GAAP income from operations	$112,753	15.4%	$161,898	21.4%	$571,185	19.8%	$426,601	17.0%

GAAP change in fair market value of equity and debt securities	$2,152,505	$(904,316)	$(4,926,248)	$(4,495,825)
Valuation (loss) gain on equity-owned and debt securities	(2,152,505)	904,316	4,926,248	4,495,825
Non-GAAP change in fair market value of equity and debt securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(10,043)	$(2,971)	$(26,775)	$(24,488)
(Loss) gain on equity-method investments	(1,615)	(2,072)	(7,194)	(4,706)
Legal settlements	—	3,025	311	3,025
Other non-recurring items (3)	—	—	—	11,680
Non-GAAP other (income) expense, net	$(11,658)	$(2,018)	$(33,658)	$(14,489)

GAAP (loss) income before income taxes	$(2,038,055)	$1,078,533	$5,438,149	$4,907,638
Legal settlements	—	(26,297)	(28,619)	(26,297)
Amortization of purchased intangibles	6,498	7,032	27,530	27,289
Legal matters	874	6,313	16,375	16,708
Acquisition related (benefits) costs (1)	—	(3,323)	(40)	(4,160)
Restructuring (benefits) costs	(3,510)	(94)	64,289	(921)
Valuation loss (gain) on equity-owned and debt securities	2,152,505	(904,316)	(4,926,248)	(4,495,825)
Loss (gain) on equity-method investments	1,615	2,072	7,194	4,706
Other non-recurring items (3) (4)	1,909	—	1,909	(11,680)
Non-GAAP income before income taxes	$121,836	$159,920	$600,539	$417,458

GAAP benefit from (provision for) income taxes	$464,396	$(239,431)	$(1,192,247)	$(1,101,371)
Income tax effect of non-GAAP adjustments (2)	(489,188)	200,524	1,064,912	1,001,155
Non-GAAP provision for income taxes	$(24,792)	$(38,907)	$(127,335)	$(100,216)

GAAP net (loss) income	$(1,573,659)	(214.8)%	$839,102	106.2%	$4,245,902	145.3%	$3,806,267	149.5%
Legal settlements	—		(26,297)		(28,619)		(26,297)
Amortization of purchased intangibles	6,498		7,032		27,530		27,289
Legal matters	874		6,313		16,375		16,708
Acquisition related (benefits) costs (1)	—		(3,323)		(40)		(4,160)
Restructuring (benefits) costs	(3,510)		(94)		64,289		(921)
Valuation loss (gain) on equity-owned and debt securities	2,152,505		(904,316)		(4,926,248)		(4,495,825)
Loss (gain) on equity-method investments	1,615		2,072		7,194		4,706
Other non-recurring items (3) (4)	1,909		—		1,909		(11,680)
Income tax effect of non-GAAP adjustments (2)	(489,188)		200,524		1,064,912		1,001,155
Non-GAAP net income	$97,044	13.2%	$121,013	16.0%	$473,204	16.4%	$317,242	12.6%

GAAP diluted (loss) income per share	$(52.59)	$27.81	$140.56	$126.20
Legal settlements	—	(0.87)	(0.95)	(0.87)
Amortization of purchased intangibles	0.22	0.23	0.91	0.90
Legal matters	0.03	0.21	0.54	0.55
Acquisition related (benefits) costs (1)	—	(0.11)	—	(0.14)
Restructuring (benefits) costs	(0.12)	—	2.13	(0.03)
Valuation loss (gain) on equity-owned and debt securities	71.24	(29.97)	(163.08)	(149.07)
Loss (gain) on equity-method investments	0.05	0.07	0.24	0.16
Other non-recurring items (3) (4)	0.06	—	0.06	(0.39)
Income tax effect of non-GAAP adjustments (2)	(16.19)	6.64	35.25	33.21
Add back anti-dilutive shares	0.51	—	—	—
Non-GAAP diluted income per share	$3.21	$4.01	$15.66	$10.52

GAAP diluted weighted average shares used in per share calculation	29,922	30,170	30,208	30,160
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	291	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,213	30,170	30,208	30,160

Reconciliation of Net income to adjusted EBITDA:
GAAP net (loss) income	$(1,573,659)	(214.8)%	$839,102	106.2%	$4,245,902	145.3%	$3,806,267	149.5%
Interest expense	364		4,703		1,551		21,861
(Benefit from) provision for income taxes	(464,396)		239,431		1,192,247		1,101,371
Depreciation and amortization	33,726		36,189		133,801		138,127
Foreign currency exchange losses (gains), net	2,211		(707)		2,753		1,771
Other income, net	(10,043)		(2,971)		(26,775)		(24,488)
Change in fair market value of equity and debt securities	2,152,505		(904,316)		(4,926,248)		(4,495,825)
Dividend from Sartorius AG	—		—		18,991		8,922
Legal settlements (5)	—		(23,272)		(28,308)		(23,272)
Legal matters	874		6,313		16,375		16,708
Acquisition related (benefits) costs (1)	—		(3,323)		(40)		(4,160)
Restructuring (benefits) costs	(3,510)		(94)		64,289		(921)
Other non-recurring items (4) (6)	1,909		—		1,909		—
Adjusted EBITDA	$139,981	19.1%	$191,055	25.2%	$696,447	24.1%	$546,361	21.7%

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.

(2) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(3) Gain on the sale of a division (2020).

(4) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products (2021).

(5) Amount excludes interest income received in connection with legal settlements.

(6) Amount excludes gain on the sale of a division in 2020.

2022 Financial Outlook

Forecasted non-GAAP operating margin excludes 86 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.